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                                                                    EXHIBIT 99.2

                    [LETTERHEAD OF KNOX WALL APPEARS HERE]


May 5, 1999



Dear Shareholder,

Enclosed is this mailing you will find a letter from Mr. Ronnie Austin, CEO of Community Trust Financial Services, explaining our relationship with that company. We are very pleased to expand our services provided to all of you at Community Trust.

I may contact you to explain personally how we hope to serve shareholders of Community Trust. We would like to talk to any shareholder who may be interested in buying or selling Community Trust Stock. Enclosed is a pre-addressed postcard for your convenience. Our toll free number is 800-270-9473.

Knox Wall has enjoyed an excellent relationship with Community Trust for years, and we look forward to serving you in the future.


Sincerely,


/s/ John P. Thornton


John P. Thornton
Senior Vice President


Enclosure